Wyoming Secretary of State
Herschler Bldg East, Ste.100 & 101
Cheyenne, WY 82002-0020
Ph. 307-777-7311

For Office Use Only
WY Secretary of State
FILED: May 18 2020 8:00AM
Original ID: 2020-000917303

Profit Corporation
Articles of Incorporation

I. The name of the profit corporation is:
Bravo Multinational Incorporated

II. The name and physical address of the registered agent of the profit corporation is:
ISL, Inc.
1920 Thomes Ave Ste 610
Cheyenne, WY 82001

III. The mailing address of the profit corporation is:
2020 General Booth Blvd.
Unit 230
Virginia Beach, VA 23454

IV. The principal office address of the profit corporation is:
2020 General Booth Boulevard
Unit 230
Virginia Beach, VA 23454

V. The number, par value, and class of shares the profit corporation corporation will have the authority to issue are:

Number of Common Shares:	Unlimited	Common Par Value:	$0.0010
Number of Preferred Shares:	Unlimited	Preferred Par Value:	$0.0010

VI. The name and address of each incorporator is as follows:
Rich Kaiser
2020 General Booth Blvd., Unit 230, Virginia Beach, VA 23454

Signature: *Richard W Jones* Date: **05/18/2020**

Print Name: **Richard W Jones**

Title: **Attorney In Fact**

Email: **jones@corplaw.net**

Daytime Phone #: **(770) 804-0500**

Wyoming Secretary of State
Herschler Bldg East, Ste.100 & 101

Cheyenne, WY 82002-0020
Ph. 307-777-7311

- ☑ I am the person whose signature appears on the filing; that I am authorized to file these documents on behalf of the business entity to which they pertain; and that the information I am submitting is true and correct to the best of my knowledge.
- ☑ I am filing in accordance with the provisions of the Wyoming Business Corporation Act, (W.S. 17-16-101 through 17-16-1804) and Registered Offices and Agents Act (W.S. 17-28-101 through 17-28-111).
- ☑ I understand that the information submitted electronically by me will be used to generate Articles of Incorporation that will be filed with the Wyoming Secretary of State.
- ☑ I intend and agree that the electronic submission of the information set forth herein constitutes my signature for this filing.
- ☑ I have conducted the appropriate name searches to ensure compliance with W.S. 17-16-401.
- ☑ I affirm, under penalty of perjury, that I have received actual, express permission from each of the following incorporators to add them to this business filing: Rich Kaiser

Notice Regarding False Filings: Filing a false document could result in criminal penalty and prosecution pursuant to W.S. 6-5-308.

W.S. 6-5-308. Penalty for filing false document.

(a) A person commits a felony punishable by imprisonment for not more than two (2) years, a fine of not more than two thousand dollars ($2,000.00), or both, if he files with the secretary of state and willfully or knowingly:

(i) Falsifies, conceals or covers up by any trick, scheme or device a material fact;

(ii) Makes any materially false, fictitious or fraudulent statement or representation; or

(iii) Makes or uses any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry.

- ☑ I acknowledge having read W.S. 6-5-308.

Filer is: ☑ An Individual ☐ An Organization

Filer Information:

By submitting this form I agree and accept this electronic filing as legal submission of my Articles of Incorporation.

Signature:	*Richard W Jones*	Date:	**05/18/2020**
Print Name:	**Richard W Jones**		
Title:	**Attorney In Fact**		
Email:	**jones@corplaw.net**		
Daytime Phone #:	**(770) 804-0500**		

Wyoming
Secretary of State

Wyoming Secretary of State
Herschler Bldg East, Ste.100 & 101

Cheyenne, WY 82002-0020
Ph. 307-777-7311

Consent to Appointment by Registered Agent

ISL, Inc., whose registered office is located at **1920 Thomes Ave Ste 610, Cheyenne, WY 82001**, voluntarily consented to serve as the registered agent for **Bravo Multinational Incorporated** and has certified they are in compliance with the requirements of W.S. 17-28-101 through W.S. 17-28-111.

I have obtained a signed and dated statement by the registered agent in which they voluntarily consent to appointment for this entity.

Signature: *Richard W Jones* Date: **05/18/2020**

Print Name: **Richard W Jones**

Title: **Attorney In Fact**

Email: **jones@corplaw.net**

Daytime Phone #: **(770) 804-0500**

STATE OF WYOMING
Office of the Secretary of State

I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

Bravo Multinational Incorporated

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **18th** day of **May**, **2020** at **8:00 AM.**

Remainder intentionally left blank.


GREAT SEAL OF THE STATE OF WYOMING
EQUAL RIGHTS

Filed Date: 05/18/2020

Secretary of State

Filed Online By:
Richard W Jones
on 05/18/2020

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:

Bravo Multinational Incorporated

2. Article number(s) V is amended as follows:

**Article number(s) is not your filing ID number. Example: 2000-000123456*

SEE ATTACHED.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 08/19/2020.

(Date – mm/dd/yyyy)

5. Approval of the amendment: *(Please check __only one__ appropriate field to indicate the party approving the amendment.)*

☐ **__Shares were *not* issued__** and the board of directors or incorporators have adopted the amendment.

__OR__

☐ **__Shares were issued__** and the board of directors have adopted the amendment *without shareholder approval,* in compliance with W.S. 17-16-1005.

__OR__

☑ **__Shares were issued__** and the board of directors have adopted the amendment *with shareholder approval,* in compliance with W.S. 17-16-1003.

Signature: ______________________________ **Date:** 08/19/20

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Richard Kaiser

Contact Person:

Title: Secretary

Daytime Phone Number:

Email:

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

__Checklist__

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☑ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☑ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

V. AMENDED ARTICLE

The number, par value and class of shares of the profit corporation will have the authority to issue are:

Number of Common Shares:	Unlimited	Common Par Value:	$0.0001
Number of Preferred Shares:	Unlimited	Preferred Par Value:	$0.0001
Number of Series A Preferred Shares:	Unlimited	Series A Preferred Par Value	$0.0001

A. Preferred Stock General

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed as required by law with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, dividing of such shares into series or providing for a change in the number of, shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

1. the annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

2. whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

3. the obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

4. whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

5. whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

6. the rights of the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

7. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B. Series A Preferred Shares

The Series A Preferred Shares shall have the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:

Section 1. Designation, Amount and Par Value.

This series of preferred stock shall be designated as this Corporation's Series A Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be unlimited. Each share of Series A Preferred Stock shall have a par value of $.0001 per share and a stated value equal to $.0001.

Section 2. Dividends.

The Holders of outstanding Series A Preferred Stock shall be entitled to receive one hundred (100) times the dividends per share of Series A Stock as are paid for each share of the Corporation's common stock.

Section 3. Voting Rights.

In addition to voting as a class as to all matters that require class voting under the Wyoming law, the holders of the Series A Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on one hundred votes per Series A Stock (100:1) basis. The holders of the Series A Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

Section 4. Rank.

The Series A Stock shall, with respect to the rights on liquidation be entitled to receive 100 for 1 Share of liquidation proceeds as compared to each share of common stock, $.0001 par value per share.

Section 5. Redemption.

Shares of Series A Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Section 6. Conversion.

(a) Each share of Series A Stock shall be convertible, without any payment of additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Series A Issue Date at the conversion ratio of one (1) share of Series A Stock for one hundred (100) shares of Common Stock.

(b) The Conversion Ratio shall be subject to adjustment in accordance with the following:

i. In case the Corporation shall have at any time or from time to time after the Series A Issue Date, paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock, subdivided the outstanding shares of Common Stock, combined the outstanding shares of Common Stock into a smaller number of shares of issued by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and with respect to each such case, the Conversion Ratio shall be adjusted so that the holder of any shares of Series A Stock shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Series A Stock had been converted into Common Stock, it being the intention of the foregoing, to provide the holders of Series A Stock with the same benefits and securities as such holders would have received as holders of Common Stock if the Series A Stock had been converted into Common Stock at the Conversion Ratio on the Series A Issue Date and such holders had continued to hold such Common Stock.

ii. In case the Corporation shall at any time or from time to time after the Series A Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this section (b), then the holders of the Series A Stock shall be entitled to

receive upon conversion their pro rata share of any such dividend or other distribution on an as converted basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

iii. If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or a reorganization, reclassification or recapitalization of the capital stock, (such actions being referred to as a "Transaction), in each case, as a result of which shares of Common Stock are converted into the right to receive stock securities or other property (including cash or any combination thereof), each share of Series A Stock shall thereafter be convertible into the number of shares of stock or securities or property to which a holder of one hundred (100) times the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Stock would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Subsection, with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Subsection shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Stock. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series A Stock shall be converted into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive. The provisions of this paragraph shall similarly apply to successive Transactions.

(c) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (b) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Stock against impairment.

(d) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series A Stock a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) day prior to such record date.

(e) The Corporation shall, at or prior to the time of any conversion, taken any and all action necessary to increase its authorized, but unissued Common Stock and to reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect conversion of the Series A Stock.

VII. Additional Article:

The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of the corporation, providing that the number of directors shall not be reduced to fewer than one (1).

The name and post office address of the Board of Directors shall be two (2) in number and listed as follows:

Merle Ferguson	2020 General Booth Blvd., Suite 230, Virginia Beach, VA 23454
Rich Kaiser	2020 General Booth Blvd., Suite 230, Virginia Beach, VA 23454

VIII. Additional Article: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

IX. Additional Article: No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.